UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): September 5, 2008

CELL THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-12465	91-1533912
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

501 Elliott Avenue West, Suite 400

Seattle, Washington 98119

(Address of principal executive offices)

Registrant’s telephone number, including area code: (206) 282-7100

Not applicable

(Former name or former address, if changed since last report).

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On September 5, 2008, Cell Therapeutics, Inc. (the “Company”) received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with the minimum $50,000,000 requirement for continued inclusion under Nasdaq Marketplace Rule 4450(b)(1)(A), as a result of the Company’s market value of listed securities being below $50,000,000 for the 10 days preceding the date of the letter. Furthermore, the Company does not comply with Nasdaq Marketplace Rule 4450(b)(1)(B), which is an alternative to Rule 4450(b)(1)(A), and requires total assets and revenue of $50,000,000 each for the most recently completed fiscal year or two of the last three most recently completed fiscal years.

Nasdaq’s letter advises the Company that, in accordance with Nasdaq Marketplace Rule 4450(e)(4), the Company will be provided 30 calendar days, or until October 6, 2008, to regain compliance. The letter further advises that such compliance can be achieved if, at any time before October 6, 2008, the market value of the listed securities of the Company’s common stock is $50,000,000 or more for a minimum of 10 consecutive business days. There can be no guarantee that the Company will be able to regain compliance with the continued listing requirement of Nasdaq Marketplace Rule 4450(b)(1) (A).

If the Company does not regain compliance by October 6, 2008, Nasdaq will notify the Company that its securities will be delisted. At that time, the Company may appeal Nasdaq’s determination to delist its securities to a Listing Qualifications Panel. Alternatively, in the event the Company does not believe that it will be able to regain compliance, it intends to apply to transfer its securities to The Nasdaq Capital Market if it satisfies the continued inclusion requirements set forth in Marketplace Rule 4310(c) (other than the minimum bid price requirement of Rule 4310(c)).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELL THERAPEUTICS, INC.

Date: September 5, 2008	By:	/s/ Louis A. Bianco
Louis A. Bianco
Executive Vice President, Finance and Administration